Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Amendment No. 5 to the Registration Statement of Funtalk China Holdings Limited on Form F-1 (File No. 333-168056) of our report dated July 9, 2010 related to the consolidated financial statements and financial statement schedule of Funtalk China Holdings Limited as of March 31, 2009 and 2010 and for each of the three years in the period ended March 31, 2010, appearing in the Prospectus, which is part of the Registration Statement and to the reference to us under the headings “Experts” and “Selected Consolidated Financial Data” in such Prospectus.

/s/ Deloitte Touche Tohmatsu
Hong Kong
October 25, 2010